Exhibit 10.26
AMENDED AND RESTATED
EXECUTIVE DEFERRAL PLAN
 OF FIRST NORTHERN BANK
The Executive Deferral Plan of First Northern Bank (Plan) is hereby restated and amended effective July 20, 2017 by First Northern Bank of Dixon, a California-chartered, FDIC-insured bank with its main office in Dixon, California ("Company").
Recitals
A.	The Company adopted the Plan on December 1, 2001.
B.
Internal Revenue Code (Code) section 409A generally became effective on January 1, 2005.  The Treasury issued final regulations on April 17, 2007, which are generally effective on January 1, 2009.  IRS Notice 2007-86 (along with prior IRS guidance) generally permits nonqualified deferred compensation plans that are subject to Code section 409A to be amended on or before December 31, 2008, to comply with the statute and final regulations, so long as such plans were operated in good faith compliance with the statute and published guidance in the interim.

C.
The Company has administered the Plan in compliance with its terms, consistent with Code section 409A and guidance published by the IRS (including IRS Notice 2005-1 and proposed and final regulations under section 409A), applying a good faith reasonable interpretation, to the extent necessary.

D.	In reliance upon IRS Notice 2007-86 and prior IRS notices, the Company amended the Plan effective January 1, 2009, to fully comply with final regulations under Code section 409A.
E.	The Company now desires to further amend the Plan, effective July 20, 2017, to permit executive retirement/retention award contributions under the Plan.
Purpose
The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of First Northern Bank and its subsidiaries.

 Definitions
The following terms or phrases used in the Plan shall have the meanings set forth below:
"Account Balance" shall mean:
For Elective Deferral Accounts: The sum of (a) the Elective Deferral Amounts for all Plan Years and (b) interest credited in accordance with the Plan, reduced by all Plan distributions.
For Executive Retirement/Retention Accounts: The sum of (a) the Executive Retirement/Retention Awards for all Plan Years and (b) interest credited in accordance with the Plan, reduced by all Plan distributions.
"Base Rate" shall be 120% of the Applicable Federal Rate.  The Applicable Federal Rate shall mean for a Plan Year the long term Applicable Federal Rate in effect in December of the immediately preceding Plan Year as published by the IRS (in Revenue Ruling 2009-1 or, as applicable, in subsequent rulings) for instruments having a term in excess of nine (9) years.

"Beneficiary" shall mean the person or persons, trusts, estates, or other entities designated by a Participant to receive Plan benefits upon the Participant's death.
"Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs, and returns to the Committee to designate one or more Beneficiaries.
"Board" shall mean the Board of Directors of the Company.
"Cause" shall mean that the Participant has:
willfully and intentionally violated any state or federal banking or securities laws or the bylaws, rules, policies or resolutions of the Company or the rules or regulations of the Federal Deposit Insurance Corporation, Federal Reserve Board or other regulatory agency or governmental authority having jurisdiction over the Company; or
been convicted of any felony or a crime involving moral turpitude, or willfully and intentionally committed a fraudulent or dishonest act; or
willfully and intentionally disclosed, without authority, any secret or confidential information concerning the Company or any customer of the Company or taken any action which the Board determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with the Company.
"Change in Control" shall mean the occurrence of any of the following events with respect to the Company or its parent holding company, First Northern Community Bancorp ("Bancorp"):
Merger.  A merger into or consolidation with another corporation, or merger of another corporation into Company or Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of Company or Bancorp immediately before the merger or consolidation;
Acquisition of Significant Share Ownership:  One person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock possessing thirty percent (30%) or more of the total voting power of the stock of Company or Bancorp (this constitutes acquisition of "Effective Control").  No Change in Control shall occur if additional voting shares are acquired by a person or persons who possessed Effective Control prior to acquiring additional shares.  This subpart (b) shall not apply to beneficial ownership of voting shares held in a fiduciary capacity by an entity of which Company or Bancorp directly or indirectly beneficially owns 50% or more of the outstanding voting securities, or voting shares held by an employee benefit plan maintained for the benefit of the Company's employees.
Change in Board Composition:  A majority of the members of the Board of Directors of Company or Bancorp is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Company or Bancorp before the date of the appointment or election.  This subparagraph shall only apply with respect to Bancorp if no other corporation is a majority shareholder of Bancorp.

A Change in Control shall only occur with respect to Bancorp if Bancorp (i) is a majority shareholder of the Company; (ii) is a majority shareholder of any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in the Company; or (iii) is otherwise a "Relevant Corporation" as that term is used and defined in Code section 409A.  For purposes of this section, majority shareholder means a shareholder owning more than 50% of the total fan- market value and total voting power of the Company, Bancorp, or a corporation in the chain referenced above.  No Change in Control shall occur unless the event constitutes a "Change in the Ownership of a Corporation" or a "Change in the Effective Control of a Corporation" as defined under Code section 409A.
"Committee" shall mean the administrative committee appointed to manage and administer the Plan.
"Company" shall mean First Northern Bank.
"Disabled" means that the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company's employees.  The Company may, in its discretion, rely on a determination by the Social Security Administration or an insurance carrier (if the definition of "disability" applied by the carrier is consistent with this section) in determining whether a Participant is Disabled, and may require the Participant to submit proof of such determination.  The term "Disabled" shall be interpreted consistently with Code section 409A.
 "Election Form" shall mean the form approved from time to time by the Committee that a Participant completes, signs and returns to make a deferral election under the Plan.
"Elective Deferral Account" shall mean the account where Elective Deferral Amounts are allocated under the Plan.
"Elective Deferral Amount" shall be the sum of all of a Participant's Annual Base Salary and/or Annual Bonus deferrals and Rollover Amount for a Plan Year.
"Employer" shall mean the Company and/or any subsidiaries of the Company that have been selected by the Board to participate in the Plan, provided each such subsidiary is a "service recipient" as that term is defined in Treasury Regulations §1.409A-l(g).
"Executive Retirement/Retention Accounts" means a separate account to which Executive Retirement/Retention Awards are allocated as provided under Section 4.1.
"Executive Retirement/Retention Awards" shall mean the amount contributed by the Company on behalf of a Participant pursuant to Section 4.1, which is Performance-Based Compensation.
"Good Reason" shall mean any of:
A material reduction in the Participant's compensation or benefits;
A material reduction in the Participant's title or responsibilities;

A relocation of the Participant's principal office so that Participant's one-way commute distance from the Participant's residence is increased by more than forty (40) miles; or
Failure of the Company's successor to assume and perform its duties under this Plan and to assume the liabilities thereunder.
In order for an event to qualify as Good Reason, the Participant must provide the Company with written notice of the acts or omissions constituting the grounds for "Good Reason" within thirty (30) days following the initial existence of the grounds for "Good Reason", must provide the Company with a reasonable cure period of not less than thirty (30) days following the end of such notice and must resign within thirty (30) days following the expiration of the Company's cure period.

"Participant" shall mean any employee of an Employer (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are returned to- and accepted by the Committee and (v) whose Plan Agreement has not terminated. A Participant also includes any employee who has been credited with Executive Retirement/Retention Awards under this Plan.
"Performance-Based Compensation" means compensation described in Treasury Regulation 1.409A-1(e) that the Committee has determined is subject to the special rule regarding Deferral Elections under Section 3.3(b).
"Performance Based Compensation Period" means the period during which services are performed that are the basis for determining the amount and payment of Performance-Based Compensation.
"Plan Agreement" shall mean a written agreement, as amended from time to time, which is entered into by and between an Employer and a Participant.  Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled to under the Plan, and the Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement.
The "Plan Year" shall be the calendar year.
"Rollover Amount" shall mean the balance related to a Participant, if any, from the Employer's previous non-qualified deferred compensation plan(s).
"Specified Employee" if a Participant is a Key Employee (defined below) of the Company or any entity that is aggregated with the Company under Code section 414(b) or (c) as of December 31st of any year (the "Determination Date"), and the Company (or any entity that is aggregated with the Company under Code section 414(b) or (c)) has stock that is publicly traded on an established securities market or otherwise, then the Participant shall be treated as a Specified Employee during the 12-month period beginning on the April 1st following the Determination Date.  A Participant is a Key Employee as of a Determination Date if the Participant meets the requirements of Code section 416(i)(l)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve months preceding the Determination Date.
"Termination of Employment" means that the Participant shall have ceased to be employed by the Employer for any reason whatsoever and that the Participant actually separates from service with the Employer and does not continue in his or her prior capacity.  Notwithstanding the foregoing, a Participant's employment shall be deemed to have terminated, and Participant shall have suffered a Termination of Employment, when the Participant and Employer reasonably anticipate that Participant will have a permanent reduction in the level of bona fide services provided to the Employer to a level of service that is less than fifty percent (50%) of the average level of bona fide services provided by the Participant to the Employer in the immediately preceding thirty-six (36) month period.  Termination of Employment does not include the Participant's military leave, sick leave or other bona fide leave of absence (such as temporary employment with the government) if the period of leave does not exceed six months, or if longer, so long as the Participant's right to reemployment is provided either in contract or by statute.  Notwithstanding anything to the contrary, the terms "termination," "termination of employment," "terminates employment" and "employment termination" shall be interpreted consistently with Code section 409A.

"Total Cash Compensation" shall mean the Annual Base Salary and Annual Bonus compensation that is to be paid to a Participant for each Plan Year for employment services rendered to any Employer, determined as of the first day of the Plan Year, excluding commissions, overtime and non-monetary awards, before reduction for compensation deferred pursuant to all nonqualified deferred compensation plans of any Employer.
"Unforeseeable Emergency" means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant's spouse, beneficiary, or dependent; loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (such as the imminent foreclosure of or eviction from a primary residence, the need to pay medical expenses, and the need to pay the funeral expenses of a spouse, beneficiary or dependent); provided however that any such event qualifies as an "unforeseeable emergency" within the meaning of Code section 409A.

 Eligibility
Selection by Committee.  The Committee, in its sole discretion, shall establish eligibility qualifications for participation in the Plan.  Participation shall be limited to a select group of management and highly compensated employees of the Employer.  All selected employees shall be entitled to participate in the Plan for the Plan Year in which they are selected, provided they deliver to the Committee and the Committee accepts, within 30 days of selection, all documents required by the Committee for acceptance into the Plan.  Any selected employee who does not meet this 30-day time period shall become a Participant in the Plan commencing with the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.
Enrollment Requirements.  As a condition of participation, each Participant so selected shall complete, sign and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, and shall comply with all further conditions that may be established by the Committee.

 Deferrals & Interest Credits
Minimum Deferral.  If a Participant wishes to participate in the Plan, the minimum amount that he or she must defer for any Plan Year is two thousand dollars ($2,000).  If a Participant first becomes eligible after the first day of a Plan Year, the minimum deferral may be an amount equal to two thousand dollars ($2,000), prorated for the portion of the Plan Year during which the Participant is eligible. For Executive Retirement/Retention Awards, a Participant must defer 100% of the award.

Maximum Deferral.  For each Plan Year, a Participant may defer up to 50% of his or her Annual Base Salary and/or 100% of his or her Annual Bonus.  The Board, in its sole discretion, may increase the maximum deferral amount prior to the beginning of any Plan Year.
Deferral Election.  To participate in the Plan for a Plan Year, a Participant must make an irrevocable deferral election by timely completing, signing and delivering a new Election Form to the Committee during the applicable enrollment periods as determined by the Committee. The enrollment periods shall be as follows:
a)
Regular Compensation: A Deferral Election with respect to compensation other than Performance-Based Compensation that is earned in the year prior to the applicable Plan Year shall be filed prior to the beginning of that Plan Year.  If a Participant does not timely complete and deliver an Election Form, the Participant shall make no deferrals for that Plan Year.

b)
Performance-Based Compensation: A Deferral Election with respect to Performance-Based Compensation that is earned for services rendered by a Participant during a Performance-Based Compensation Period shall be filed no later than 15 days prior to the date that is six (6) months before the end of such Performance-Based Compensation Period, or such earlier date as determined by the Committee; provided, however, that the Participant provides services to the Company continuously from the later of the beginning of the Performance-Based Compensation Period or the date on which the election is to be made under this section 3.3(b); and further provided, that no such election may be made after such Performance-Based Compensation has become readily ascertainable.

First Year Of Eligibility.  Upon becoming eligible to participate in the Plan, a Participant must complete and sign an Election Form and deliver it to the Committee no later than (a) the last day prior to the beginning of a new Plan Year (with respect to compensation for services performed in the new Plan Year); or (b) thirty (30) days after the date the Participant is selected to participate in the Plan (but only with respect to compensation for services performed after the election is made).
Effect of Election.  A Participant may not modify or revoke a deferral election during a Plan Year by changing the amount of his or her Annual Base Salary or Annual Bonus deferred except in the case of an Unforeseeable Emergency.
Withholding of Elective Deferral Amounts.  The portion of the Annual Base Salary elected to be deferred shall be withheld in equal amounts over the Plan Year.  The portion of the Annual Bonus elected to be deferred annually and the entire Executive Retirement/Retention Award amount shall be withheld in one lump sum.
FICA/Medicare Taxes.  For each Plan Year, the Employer shall ratably withhold from that portion of the Participant's Annual Base Salary and/or Annual Bonus that is not being deferred, the Participant's share of FICA and Medicare taxes based on an amount equal to the Annual Base Salary and/or Annual Bonus before reduction by the amount deferred.  If necessary, the Committee shall reduce the amount deferred in order to comply with this section. For Executive Retirement/Retention Awards, the Employer shall withhold from the Participant's compensation that is not being deferred and/or the first payments to be made under this Plan, the Participant's share of FICA and Medicare taxes imposed on the value of the benefits payable to Participant when such taxes, in the sole judgment of the Employer, are required to be withheld under applicable law.
Interest Crediting Prior to Distribution.  Prior to any distribution of benefits, interest shall be credited and compounded annually on a Participant's Account Balance at the Base Rate.  For purposes of crediting and compounding, all amounts deferred during a Plan Year shall be treated as having been deferred as of the beginning of the Plan Year.  In the event of death or a Termination of Employment prior to the end of a Plan Year, the basis for that year's interest crediting will be a fraction of the full year's interest, based on the number of full months that the Participant was employed with the Employer during the Plan Year.

Interest Crediting for Installment Distributions.  In the event a benefit is paid in installments, interest shall be credited on the undistributed portion of the Participant's Account Balance commencing on the first day of the month of the Participant's Termination of Employment using a fixed interest rate that is determined by averaging the Base Rates for the Plan Year in which installment payments commence and the three (3) preceding Plan Years.  If a Participant has completed fewer than four (4) Plan Years, this average shall be determined using the Base Rates for the Plan Years during which the Participant participated in the Plan.

 Executive Retirement/Retention Awards
Executive Retirement/Retention Awards.  The Committee in its discretion may designate employees on whose behalf the Company shall make Executive Retirement/Retention Award contributions under the Plan.  The Executive Retirement/Retention Awards shall be credited to an Executive Retirement/Retention Account on behalf of such designated employee, who shall be considered a Participant in the Plan without regard to whether the employee also participates in the Plan pursuant to the elective deferral provisions of Section 3.3.
Vesting of Executive Retirement/Retention Awards.  Each Participant shall be fully vested in his or her Elective Deferral Account at all times and in his or her Executive Retirement/Retention Account as provided in his or her Plan Agreement. Unless otherwise provided in the Plan Agreement, a Participant shall be fully vested in his or her full Executive Retirement/Retention Awards balance in his or her Executive Retirement/Retention Account upon the attainment of age sixty-five (65) while an employee of the Company, death while an employee of the Company, Disability while an employee of the Company, an involuntary termination without Cause or voluntarily termination for Good Reason, or a termination within twenty-four (24) months of a Change in Control.  If, before being fully vested, a Participant has a termination of employment (voluntarily or involuntarily) for any reason not described in the previous sentence, then, unless otherwise provided in the Plan Agreement, the Participant shall forfeit any unvested portion of the Participant's Executive Retirement/Retention Awards, and such forfeited amount shall be retained by the Company.

 Unforeseeable Emergencies
Payments Due To Unforeseeable Emergency.  If a Participant experiences an Unforeseeable Emergency, he or she may petition the Committee to receive a partial or full payout from his or her Elective Deferral Account.  Upon the Committee's determination that the Participant has suffered an Unforeseeable Emergency, the Company shall distribute to the Participant all or a portion of his or her Elective Deferral Account Balance.  Distributions due to an Unforeseeable Emergency will be limited to the amount that the Committee determines is reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).  In making this determination, the Committee will take into account any additional compensation that is available to the Participant.  Distributions due to an Unforeseeable Emergency may not be allowed to the extent that the Unforeseeable Emergency may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant's assets (to the extent liquidation of such assets would not cause severe financial hardship).  Distributions due to an Unforeseeable Emergency shall be made in accordance with Code section 409A.

Cancellation Of Deferral Election Following Distribution Due To Unforeseeable Emergency.  If a Participant receives a distribution pursuant to Section 5.1, the Participant's Deferral Election shall be cancelled for any remaining portion of the current Plan Year.  The Participant shall be eligible to make a new Deferral Election for any subsequent Plan Year that begins after the year in which a Participant receives a distribution due to an Unforeseeable Emergency.

 Termination Benefit
Eligibility for Termination Benefit.  Upon a Termination of Employment, a Participant shall receive a distribution of any Elective Deferral Account Balance and vested Executive Retirement/Retention Account, subject to Section 4.2 (the "Termination Benefit").
Method of Payment.  The Company shall pay the Termination Benefit in the form elected by the Participant on the Election Form.  Lump sum payments shall be made within forty- five (45) days after the Participant's Termination of Employment.  Monthly installment payments shall begin on the first day of the first month following the Participant's Termination of Employment.  If a Participant does not elect a form of payment, then benefits shall by paid in a single lump sum payment.
Changes to Distribution Election.  A Participant may change the time or form of payment elected on an Election Form by filing a new Election Form, subject to the following rules:
The modified election shall not be effective until 12 months after the date made;
For payments beginning as a result of the Participant's Termination of Employment, payments beginning at a fixed time or on a fixed schedule, or payments due as a result of a Change in Control, the first payment due under the modified election must be deferred for a period of at least five years from the date such payment would have been made in the absence of the modified election; and
With respect to payments beginning at a fixed time or on a fixed schedule, a Participant must modify his or her distribution election at least 12 months prior to the first scheduled payment due under the Plan.
Death Prior to Completion of Payments.  If the Participant dies after the payment of Termination Benefits has begun, the present value of any remaining payments due to the Participant shall be paid to the Participant's designated Beneficiary within sixty (60) days following the date that the Committee receives proof of the Participant's death.  For purposes of this section, present value shall be calculated using the discount rate specified in section 3.9, determined as of the date of the Participant's death.
Delayed Payments to Specified Employees.  If the Participant is a Specified Employee as of the date benefit payments are scheduled to begin, payment shall be delayed and shall not begin prior to the date that is six (6) months after Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Participant).  Payments to which the Participant would otherwise be entitled during the first six months following Termination of Employment, but for this provision, shall be accumulated and paid on the first day of the seventh month following Termination.

Cashout of Small Balances.  The Committee may, in its discretion, require a mandatory lump sum payment of amounts deferred under this Plan that do not exceed the applicable dollar amount under Code section 402(g)(1)(B) for any given year, provided that any required exercise of the Committee's discretion is evidenced in writing no later than the date of such payment, and provided that the payment results in the termination and liquidation of the Participant's entire interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under this Plan in accordance with Code section 409A.

 Survivor Benefit
Eligibility for Survivor's Benefit.  Except as provided below, if a Participant dies prior to Termination of Employment, the Participant's Beneficiary shall receive a Survivor's Benefit.
Survivor's Benefit - Amount.  In the event of a Participant's death prior to a Termination of Employment and prior to the termination of the Plan, the amount of the benefit payable to the Participant's Beneficiary shall be the Participant's Account Balances as of the date of death, subject to any vesting restrictions under Section 4.2.
Survivor's Benefit - Method of Payment.  The Survivor's Benefit will be paid in a lump sum within sixty (60) days of the date the Committee receives proof of the Participant's death.

 Disability Waiver
Disability Waiver.  If a Participant receives a distribution from his or her Elective Deferral Account due to an Unforeseeable Emergency under section 5.1, and the Participant's Deferral Election is cancelled for the balance of the Plan Year under section 5.2, then the Participant shall be entitled to additional credits to his or her Elective Deferral Account Balance if the Unforeseeable Emergency is due to an illness or accident that also results in the Participant being Disabled.  In this event, the Participant's Elective Deferral Account Balance shall be credited with any portion of his or her Annual Base Salary deferral that is suspended under section 5.2 for the Plan Year in which the Disability began and the Annual Base Salary deferral for every Plan Year thereafter until the Disability ceases and the Participant returns to work, or until there is a Termination of Employment.  The last Election Form received by the Committee prior to the Participant's disability shall determine the Annual Base Salary deferral for purposes of this section.  If the Participant's disability ceases prior to the completion of a Plan Year, the Participant shall only be credited with the Annual Base Salary deferral for that Plan Year that would have been credited if the Participant had not been Disabled and had compensation withheld through the date the disability ceases.

 Beneficiary
Beneficiary.  Each Participant shall have the right, at any time, to designate any person or persons as his or her Beneficiary or Beneficiaries (both primary as well as contingent) to receive Plan benefits that may become payable to a Beneficiary upon the Participant's death.
Beneficiary Designation: Change: Spousal Consent.  A Participant shall designate his or her Beneficiary or Beneficiaries by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time.  If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee.  Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee.
No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, any Plan benefits remaining to be paid to a Beneficiary shall be payable to the Participant's estate.
Subsequent Divorce.  A beneficiary designation naming a Participant's spouse as Beneficiary shall be deemed revoked upon the Participant's subsequent divorce from that spouse.
Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right to withhold such payments until this matter is resolved to the Committee's satisfaction.
Discharge of Obligations.  The payment of Plan benefits to a Beneficiary shall fully and completely discharge the Employer from all further obligations under this Plan with respect to the deceased Participant and all of his or her Beneficiaries.

 Employer/Participant Liability
General Assets.  Amounts payable to a Participant shall be paid exclusively from the general assets of the Participant's Employer.
Employer's Liability.  The Employer's liability for the payment of benefits shall be defined only by this Plan, as entered into between the Employer and a Participant.
Limitation of Obligation.  The Employer shall have no obligation except as expressly provided for in the Plan.
Participant Cooperation.  The Participant must cooperate with any Employer and the Committee in furnishing all information requested by the Employer and/or Committee to facilitate the payment of benefits, and the administration and operation of the Plan.  Such cooperation shall extend beyond the termination of the Plan Agreement and the Participant's participation in the Plan.
Unsecured General Creditor.  Participants, their Beneficiaries and their heirs, successors and assigns are general unsecured creditors of the Employer for the payment of Plan benefits, and shall have no legal or equitable rights, interest or claims in any property or assets of any Employer.  Any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer.  The Employer's obligations under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Participant's life that may be purchased by the Company is a general asset of the Company to which the Participant and beneficiary have no preferred or secured claim.  This Plan is intended to constitute an unfunded arrangement maintained by the Company primarily for the purpose of providing deferred compensation for a member of a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA).  This Plan shall at all times be construed and interpreted consistently with ERISA to be such an arrangement and consistently with the requirements of Code section 409A, as amended from time to time.

 No Guarantee of Employment
No Guarantee of Employment.  Nothing in this Agreement shall be construed as creating a contract of employment or altering in any manner the employment relationship with a Participant which is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, with or without cause, unless otherwise expressly provided in a written employment agreement.  All terms and conditions of a Participant's current employment shall remain the same.  Nothing in this Plan creates, or is meant to create, any obligation on the part of the Employer to keep a Participant employed or not to terminate a Participant at any time and for any reason.

 Termination, Amendment or Modification
Termination.  Any Employer reserves the right to terminate the Plan at any time with respect to Participants employed by that Employer.  The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any Plan benefits as of the date of Plan termination.  Upon Plan termination, all Plan Agreements shall terminate, and Plan benefits shall be payable as follows:
In the case of a Plan termination that is not a Discretionary Plan Termination, a Participant's Account Balances shall be paid out at the time and in the manner otherwise specified in this Plan, without regard to the Plan termination.
In the case of a Plan termination that occurs prior to a Change in Control and is a Discretionary Plan Termination, a Participant shall be entitled to the benefit that the Participant would have received if the Participant had experienced a Termination of Employment on the date of Plan termination and such benefit shall be payable in the manner it would have otherwise been payable had the Participant had experienced a Termination of Employment on the date of Plan termination.
In the case of a Plan termination that occurs after a Change in Control and is a Discretionary Plan Termination, a Participant shall be entitled to the benefit that the Participant would have received if the Participant had experienced a Termination of Employment on the date of Plan termination and such benefit shall be payable in a lump sum (representing the present value of the payments that would have been payable upon Termination of Employment, using the Base Rate for the Plan Year in which the Plan termination occurs as the discount rate) within forty-five (45) days following the Plan termination.
Amendment.  Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer, provided, however, that no amendment or modification shall be effective to decrease or restrict the present value, using the Base Rate for the Plan Year of the amendment or modification as the discount rate, of a Participant's Account Balance at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification.  The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of Plan benefits as of the date of the amendment or modification.

Discretionary Plan Termination. "Discretionary Plan Termination" shall mean the Employer's discretionary termination of the Plan under one of the following circumstances:
Within twelve (12) months following a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to section 503(b)(1)(A) of Title 11 of the United States Code, provided that an affected Participant's Plan benefits are included in the Participant's income on the latest of:
The calendar year in which the Plan terminates;
The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or
The first calendar year in which the payment is administratively practicable;
Within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that all arrangements sponsored by the Employer, that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-l(c) if a Participant participated in all of the arrangements, are terminated, such that a Participant and all other participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements;
Where:
The termination and liquidation does not occur proximate to a downturn in the financial health of the Employer;
The Employer terminates all arrangements sponsored by the Employer that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-l(c) if a Participant participated in all of the arrangements;
No payments are made within twelve (12) months of the termination, other than payments that would have been payable if the termination had not occurred;
All payments are made within twenty-four (24) months of the termination; and
The Employer does not adopt a new deferred compensation plan that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-l(c), if a Participant participated in both arrangements, within three (3) years following the date the Employer takes all necessary action to irrevocably terminate and liquidate the Plan; or
Upon such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
Legal Fees to Enforce Rights After Change in Control.  The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of any Employer, or of any successor corporation might then cause or attempt to cause an Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause an Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan.  In these circumstances, the purpose of the Plan could be frustrated.  Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or the Participant's Employer has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, the Participant's Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant's Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant's Employer to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or the Participant's Employer, or any director, officer, shareholder or other person affiliated with the Company, the Participant's Employer or any successor thereto in any jurisdiction.

Effect of Payment.  The full payment of the applicable Plan benefit shall completely discharge all obligations to a Participant under this Plan and the Participant's Plan Agreement shall terminate.

 Other Benefits and Agreements
Coordination with Other Benefits.  The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employer.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

 Restrictions on Alienation of Benefits
Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts if any, payable hereunder, or any part thereof No part of the amounts payable shall, prior to actual payment, be subject to any claims of creditors and, in particular, they shall not be subject to attachment, garnishment, seizure or sequestration by any creditor for the payment of any debts, judgments, obligations, alimony or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

 Administration of the Plan
Committee Administration.  The general administration of this Plan, as well as construction and interpretation thereof shall be the responsibility of the Committee, the number of members of which shall be designated and appointed from time to time by, and shall serve at the pleasure of the Board.
Committee Authority.  Subject to the Plan, the Committee shall from time to time establish rules, forms and procedures for the administration of the Plan.  Except as otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder.  The Committee's decisions shall be conclusive and binding upon all persons having or claiming to have any right or interest under the Plan.
Committee Indemnity.  No member of the Committee shall be liable for any act or omission of any other member of the Committee, or for any act or omission on his own part, excepting his or her own willful misconduct.  The Employer shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, with the exception of expenses and liabilities arising out of his or her own willful misconduct.

Employer's Obligations to the Committee.  To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their death or Termination of Employment, and such other pertinent facts as the Committee may require.
Agents.  In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to any Employer.

 Claims Procedures
Presentation of Claim.  A Participant or a Beneficiary of a deceased Participant (the "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts (a) credited to (or deducted from) the Participant's Account Balance, or (b) distributable to the Claimant.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant.  The claim must state with particularity the determination desired by the Claimant.
Notification of Decision.  The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:
that the Claimant's requested determination has been made, and that the claim has been allowed in full; or
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
the specific reason(s) for the denial of the claim, or any part of it;
specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
an explanation of the claim review procedure.
Review of a Denied Claim.  Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):
may review pertinent documents;
may submit written comments or other documents; and/or

may request a hearing, which the Committee, in its sole discretion, may grant.
Decision on Review.  The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date.  Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
specific reasons for the decision;
specific reference(s) to the pertinent Plan provisions upon which the decision was based; and
such other matters as the Committee deems relevant.

 Miscellaneous
Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail to:
First Northern Bank
Attn: Vice President of Human Resources
195 North First Street
Dixon, California 95620
Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Insurance.  The Company may acquire insurance on the life of one or more Participants.  The Company will be the owner and beneficiary of the policy(ies).  The Participant will have no interest in or right to any policy purchased by the Company.
Tax Consequences.  The Company does not insure or guarantee the tax consequences of payments from the Plan, and the Participant certifies that his or her decision to defer his or her compensation is not due to any reliance upon financial, tax or legal advice given by the Company, or its employees, agents, accountants or legal advisors.
Successors.  The Plan shall be binding upon, and inure to the benefit of the Employer and its respective successors or assigns, and upon a Participant, the Participant's Beneficiaries and the Participant's successors, assigns, heirs, executors and administrators.
Spouse's Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.
Guardian.  If a Plan benefit becomes payable to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person upon appropriate indemnification of the Employer and the Committee.  The Committee may require such proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.

Governing Law.  The Plan and all Plan Agreements shall be governed by and construed under the laws of the State of California.
Pronouns.  Masculine pronouns wherever used shall include feminine pronouns and the singular shall include the plural.
Headings.  The headings of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
Validity.  In the event any Plan provision shall be illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
IN WITNESS WHEREOF Louise A.  Walker has signed this Plan document this 20th day of July, 2017.
FIRST NORTHERN BANK By: /s/ Louise A. Walker Title: President and CEO